EXHIBIT 99

Odonate Therapeutics Announces Planned Return of Capital to Stockholders through Share Repurchase Plan

NEW YORK, NY--(BUSINESS WIRE)—November 17, 2021-- Odonate Therapeutics, Inc. (NASDAQ: ODT) today announced that it will commence a share repurchase plan for up to 20 million shares in order to return capital to stockholders. This action is in connection with the Company’s previously announced decision to discontinue the development of tesetaxel. Repurchases may be made from time to time at the Company’s discretion. The plan has no time limit and can be discontinued at any time. There can be no assurance as to the timing or number of shares of any repurchases.

As of September 30, 2021, as reported in its recently filed Form 10-Q, the Company had total stockholders’ equity of $71.4 million, or $1.85 per share, based on 38.5 million shares outstanding.

Company Contact

Odonate Therapeutics, Inc.

Michael Hearne

Chief Financial Officer

(332) 208-7611

mhearne@odonate.com

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